ADDENDUM NO. 2 TO

INVESTMENT MANAGEMENT AGREEMENT

This Addendum dated as of the 1st day of December, 2019 is entered into by and between Cushing Mutual Funds Trust (the “Trust”), a statutory trust duly organized and existing under the laws of the State of Delaware, and Cushing Asset Management, LP, a limited partnership duly organized and existing under the laws of the State of Texas (the “Investment Adviser”).

WHEREAS, the Trust and the Investment Adviser have entered into an Investment Management Agreement, dated as of September 12, 2017, as subsequently amended as of August 29, 2019 (the “Management Agreement”) pursuant to which the Trust appointed the Investment Adviser to act as investment adviser to certain Funds established as separate series of the Trust; and

WHEREAS, each Fund for which the Investment Adviser serves as investment adviser is set forth on Appendix A to the Management Agreement; and

WHEREAS, the Trust has notified the Investment Adviser that it is changing the principal investment strategies and name of The Cushing MLP Infrastructure Fund to The Cushing NextGen Infrastructure Fund (the “Fund”) and that the Trust desires to reduce the management fee paid to the Investment Adviser to act as the investment adviser to the Fund therefore, and the Investment Adviser has notified the Trust that it is willing to continue to serve as investment adviser to the Fund under the revised compensation arrangement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Appendix A. Appendix A to the Management Agreement is hereby amended and restated as attached hereto.

3.    Miscellaneous. Except to the extent supplemented hereby, the Management Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

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IN WITNESS WHEREOF, the parties to have executed and delivered this Addendum No. 2 to the Management Agreement as of the date first above written.

                         CUSHING FUNDS TRUST

By:    _______________________________
Name:     Jerry V. Swank
Title:    Chief Executive Officer and
President

CUSHING ASSET MANAGEMENT, LP

By:     _______________________________
Name:     Jerry V. Swank
Title:     Managing Partner

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Appendix A

Fund	Annual Percentage Rate	Effective with respect to the Fund as of
The Cushing NextGen Infrastructure Fund	0.85%	December 1, 2019
The Cushing Small Cap Growth Fund	0.80%	August 29, 2019

Exhibit A last amended on:

December 1, 2019

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